FORM 3                                                   OMB APPROVAL
                                                      OMB NUMBER  3235-0104
                                                      Expires: December 31, 2001
                                                      Estimated Average burden
                                                      hours per response.....0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company act of 1940.

1.       Name and Address of Reporting Person*
         Ishaat Hussain
         Tata Sons Limited
         Bombay House
         Homi Mody Street
         Mumbai, India 400 001

2.       Date of Event Requiring Statement (Month/Day/Year)
         January 24, 2000

3.       IRS or Social Security Number of Reporting Person (Voluntary)
         N/A

4.       Issuer Name and Ticker or Trading Symbol
         The India Growth Fund Inc. (NYSE: IGF)

5.       Relationship of Reporting Person to Issuer (Check all applicable)
          X  Director                                 ___ 10% Owner
         ___ Officer (give title below)               ___ Other (specify below)

6.       If Amendment, Date of Original (Month/Day/Year)

7.       Individual or Joint/Group Filing (Check Applicable Line)
          X   Form filed by One Reporting Person
         ____ Form filed by More than One Person
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TABLE I - NON DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.       Title of Security (Instr. 4)
         No Securities Owned

2.       Amount of Securities Beneficially Owned (Instr.4)

3.       Ownership Form: Direct(D) or Indirect(I) (Instr.5)

4.       Nature of Indirect Beneficial Ownership (Instr.5)
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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or  indirectly.
*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.     Title of Derivative Security (Instr. 4)
       No securities owned

2.     Date Exercisable and Expiration Date (Month/Day/Year)


3.     Title and Amount of Securities Underlying Derivative Security (Instr.4)


4.     Conversion or Exercise Price of Derivative Security


5.     Ownership Form of Derivative Security: Direct(D) or Indirect(I) (Instr.5)


6.     Nature of Indirect Beneficial Ownership (Instr. 5)

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Explanation of Responses:






                /s/ Ishaat Hussain                               1/28/2000
               _________________________________                 _________
               **  Signature of Reporting Persons                  Date

** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.





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